Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Evergreen Merger Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee (2)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares to be issued to Shareholders of Evergreen Corporation (“EVGR”)	457	(c)	2,207,300	(8)	11.61	$25,626,753.00	(3)	$0.0001476	$3782.51
	Equity	Warrants to be issued to Warrantholders of EVGR	457	(g)	11,500,000		—	$—	(4)	$—	$—
	Equity	Ordinary Shares underlying Warrants to be issued to Warrantholders of EVGR	457	(g)	11,500,000		$11.50	$132,250,000	(5)	$0.0001476	$19,520.10
	Equity	Ordinary Shares, $0.0001 par value per share, to be issued to shareholders of Forekast Limited and the Sponsor	457(c); 457(f)	(1)	13,907,500	(6)	$11.61	$319,342,828	(7)	$0.0001476	$23,832.39

Carry Forward Securities

Carry Forward Securities
	Total Offering Amounts							$347,864,615.77		0.0001476	$47,135.00
	Total Fees Previously Paid
	Total Fee Offsets										-
	Net Fee Due										$47,135.00

(1) Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457 by multiplying the proposed maximum aggregate offering price of securities to be registered by $0.0001476.

(3) Pursuant to Rule 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.61 (the average of the high and low prices of the Class A ordinary shares (“EVGR Ordinary Shares”) of Evergreen Corporation (“EVGR”) as reported on Nasdaq on September 11, 2024).

(4) No separate registration fee is required pursuant to Rule 457(g) of the Securities Act.

(5) Pursuant to Rule 457(g) of the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the EVGR Ordinary Shares underlying the warrants is calculated on the basis of the exercise price of $11.50 per share.

(6) Represents the estimated maximum number of shares of Evergreen Merger Corporation, which consists of (a) 10,500,000 shares of Evergreen Merger Corporation to be issued to Forekast Limited shareholders at Closing as Merger Consideration in connection with the Business Combination, (b) 2,875,000 founder shares held by the Sponsor that will be converted into shares of Evergreen Merger Corporation at the Closing on a one-to-one basis and (c) 532,500 shares underlying the units that were issued to the Sponsor in a private placement that closed concurrently EVGR’s initial public offering.

(7) Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $11.61 (the average of the high and low prices of EVGR Ordinary Shares as reported on Nasdaq on September 11, 2024).

(8) On August 18, 2024, the Registrant previously registered 4,663,957 ordinary shares of the Registrant to be issued to shareholders of EVGR. On January 28, 2025, EVGR held an extraordinary general meeting of shareholders to amend EVGR’s amended and restated articles of association to give EVGR the right to extend its business combination period by up to six (6) times from February 11, 2025 to August 11, 2025 by depositing into the trust account, for each one-month extension, $0.05 for EVGR Ordinary Share issued and outstanding after giving effect to redemptions. On or about January 28, 2025, 2,456,657 public shares were redeemed by public shareholders. Following the redemptions, there were 2,207,300 EVGR Ordinary Shares outstanding held by public shareholders.